CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 27, 2015, relating to the financial statements and financial highlights which appears in the February 28, 2015 Annual Reports to Shareholders of the Nuveen California Municipal Bond Fund, Nuveen Connecticut Municipal Bond Fund, Nuveen Massachusetts Municipal Bond Fund, Nuveen New Jersey Municipal Bond Fund, and Nuveen New York Municipal Bond Fund (each a series of Nuveen Multistate Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

June 25, 2015